Exhibit 14(b)

May 8, 2026

VIA EDGAR

Division of Investment Management

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: Disciplined Value International Trust, a series of John Hancock Variable Insurance Trust (the “Trust”) Registration Statement on Form N-14

Ladies and Gentlemen:

We consent to the filing of our tax opinion as an exhibit to the Post Effective Amendment to the Registration Statement on Form N-14 of the Trust to be filed with the Securities and Exchange Commission on or about May 8, 2026, and to the references made to our Firm therein and in any amendments thereto.

Very truly yours,

/s/ K&L Gates LLP
K&L Gates LLP